Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement on Form S-4 of our report dated February 25, 2011, relating to the financial statements and financial statement schedules of Duke Energy Corporation and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2010, and to the reference to us under the heading “Experts,” which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina

April 25, 2011